Exhibit 10.19

REPLACEMENT ASSET SHARE PURCHASE & BUSINESS AGREEMENT

This agreement is a replacement of the agreement Asset Purchase & Business Agreement between Cabello Real, (hereinafter referred to as “Cabello”) a UAE Corporation, and EZJR, INC., entered into on November 28, 2016 and is effective as of that day. This Replacement Asset Purchase & Business Agreement (the “Agreement”) is entered into on April 11, 2017, between Cabello Real, (hereinafter referred to as “Cabello”) a UAE Corporation, and Her Imports (formally known as EZJR, Inc., a Nevada corporation, (hereinafter referred to as “HER”), located at 8250 W. Charleston Blvd., Suite 110, Las Vegas, NV 89117, collectively known as the “Parties.”

WHEREAS, Cabello currently owns Assets and Interests associated with the brand Her Imports, as described in Exhibit “A” hereto; and

WHEREAS, Cabello desires to sell to HER, and HER desires to buy these Assets and Interests, for exclusive use in United States, and

WHEREAS, HER desires to exchange Common and Preferred shares of HER to Cabello for the United States rights to acquire the Assets and Interests in Her Imports;

WHEREAS, HER intends to cancel the Selling and Marketing Agreement, currently in place with Her Imports, LLC and Her Holdings, Inc.;

WHEREAS, the Parties enter into this Agreement to protect their respective rights and interests; and

NOW THEREFORE, in consideration of the mutual agreements, representations and warranties in this Agreement, the parties agree as follows:

1. Assets and Interests Purchased. Subject to all other terms and conditions set forth herein, on the Closing Date, Cabello shall sell, convey, transfer and assign to HER, for exclusive use in the United States and HER shall purchase from Cabello the Trademark and those certain Assets and Interests, not owned by HER related to U. S. operations, which may consist of all of Cabello’s rights, title and interest in the assets described on Exhibit “A” attached hereto which includes but limited to: the all Photos, videos, website designs, eCommerce accounts not currently owned by HER, advertising copy, all other digital content, Instagram accounts, Facebook accounts, Customer lists, store fixed assets, store leases, Her Imports trademark, customer lists including email and cell phone #’s, accounts related to security of stores including Nest Cam accounts, employee records, contact information for vendors, celebrity endorsers service provider, contact information for all stylists and other affiliates. The purchase of the Assets and Interests does not preclude Cabello from using these Assets and Interests outside United States to pursue personal business opportunities and generate separate personal revenues associated with the sale and marketing of Her Imports.

2. Cancellation of Marketing and Selling Agreement. Subject to all other terms and conditions set forth herein, on the Closing Date, Cabello agrees to cancel its Marketing and Selling Agreement associated with Her Imports, LLC and Her Holding, Inc.

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Exhibit 10.19

3. Purchase Price. The purchase price for the cancellation of the Royalty Agreement and purchase of Assets and Interests shall be: 15,000,000 unregistered restricted common shares and 10,000,000 shares of HER’s unregistered restricted Callable Preferred Stock which shall be issuable upon the closing.

a) Rank Superior. The Callable Preferred Stock shall rank superior with all of the Corporation’s Preferred Stock and Common Stock, par value $0.001 per share, now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

b) Dividends. The Callable Preferred Stock pays an equivalent 7.2 percent interest rate tied to a $10,000,000 value. A Sixty Thousand ($60,000) Dollar dividend, equivalent to 0.006 percent per share is payable to the holder on a monthly basis. The first dividend will be payable January 1, 2017.

c) Callable. The Corporation can buy back any amount of the issued shares at any time without notice, at One ($1.00) Dollars per share, with the approval of the Board of Directors. The shares are callable by the Corporation, in whole or part, unless the Corporation is in default with its interest payment. If shares are called back by the Corporation, the dividend payment is adjusted proportionally, based on the number of shares owned by the holder.

d) Right of First Refusal. The Corporation has a right of first refusal to purchase the Callable Preferred Stock, should the shareholder decide to sell all or part of their Callable Preferred Stock.

e) Liquidation Priority. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holder of the Callable Preferred Shares shall have a first priority on liquidation superior to that of the other Preferred Stock and Common Stock. The Callable Preferred Shareholders will be entitled to preferential amounts paid into the Corporation and be paid in full, for funds paid for the Callable Preferred Shares, if sufficient funds exist. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

f) Voting Rights. The Callable Preferred Shares shall have no voting rights.

g) Default. There’s no default provision if the Corporation is not making the monthly dividend payment, and the Callable Preferred Shares is non-cumulative.

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Exhibit 10.19

4. Anti-dilution Provision.

The Stock to be issued to Cabello will have customary adjustments in connection with forward or reverse share splits and share dividends. Additionally, the Cabello Stock issuance will protected with anti-dilution rights with respect to any subsequent issuance of Common Stock or Common Stock equivalents. The Parties agree to the following exceptions: 1) HER issue additional shares to raise money to buy back the Callable Preferred Shares at any time; and 2) it is understood that a separate agreement currently exists to issue 9,000,000 shares for a MIP agreement.

5. Cabello’s Representations and Warranties. Cabello represents and warrants to HER as follows:

a) Cabello is a UAE Corporation that has all requisite power and authority, as owner of the Assets and Interests to enter into this Agreement and perform its obligations hereunder.

b) The execution, delivery, and performance of this Agreement has been duly authorized and approved, and this Agreement constitutes a valid and binding Agreement of Cabello in accordance with its terms.

c). Cabello has not employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

d) Cabello holds good and marketable title to the Assets and Interests, described in Exhibit “A”, free and clear of all restrictions, liens and encumbrances.

e) Cabello has not employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

f) The execution and delivery of this Agreement by Cabello and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

g) Cabello has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Cabello or its Assets that might result in any material adverse change in the business or condition of the Assets being conveyed under this Agreement.

h) None of the representations or warranties of Cabello contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Cabello knows of no fact that has resulted, or will result in a material change in the business, operations, or assets of Cabello.

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Exhibit 10.19

6. Representations of HER. HER represents and warrants as follows:

a) HER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. HER has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

b) The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors of HER, and his Agreement constitutes a valid and binding Agreement of HER in accordance with its terms.

c) HER has not employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

d) None of the representations or warranties of HER contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

6. Covenants of Cabello.. Cabello agrees that between the date of this Agreement and the Closing Date, Cabello will:

a) Continue to operate its business in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve the continued operation of its business with its customers, suppliers, and others having business relations with Cabello.

b) Not assign, sell, lease, or otherwise transfer or dispose of the Assets or Interests, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

c) Maintain all of the Assets and Interest their present condition, reasonable wear and tear and ordinary usage excepted.

d) Cabello will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Cabello under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

7. Covenants of HER.

a) HER will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of HER’s obligations under this Agreement, and shall do all acts and things as may be required to carry out HER’s obligations and to consummate this Agreement.

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Exhibit 10.19

8. Conditions Precedent to HER’s Obligations. The obligation of HER to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by HER:

a) All representations and warranties made in this Agreement by HER shall be true, in all material respects, as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, HER shall not have violated or shall have failed to perform in any material way, in accordance with any covenant contained in this Agreement.

b) At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

9. Conditions Precedent to Obligations of Cabello. The obligations of Cabello to Close this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by Cabello:

a) All representations and warranties made in this Agreement by Cabello shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and Cabello shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

b) There shall have been no material adverse change in the manner of operation of the Cabello’s business prior to the Closing Date.

c) At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

10. Intellectual Property Obligations of HER

The HER shall be responsible for the prosecution and maintenance of the Intellectual Property as well as the filing, prosecution and maintenance of all trademark registrations and registration applications in United States; and all associated fees, costs and other expenses, including the costs of any interference, opposition, reexamination or reissue applications or counterparts or proceedings, with the cooperation of Cabello.

HER shall:

a) keep Cabello fully informed of all activity concerning the prosecution and maintenance of the Intellectual Property and the filing, prosecution and maintenance of all trademark registration and registration applications in United States;

b) consult with Cabello on material aspects of matters relating to such activities;

c) promptly provide Cabello with copies of all correspondence to and from the U.S. Patent and Trademark Office concerning the Intellectual Property or the trademarks;

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Exhibit 10.19

d) provide Cabello with advance copies of all correspondence or other materials to be submitted to the U.S. Patent and Trademark Office concerning the Intellectual Property Rights or the Licensed Marks; and

e) provide Cabello with reasonable advance notice of and an opportunity to participate in all hearings and other proceedings before the U.S. Patent and Trademark Office concerning the Intellectual Property Rights and the Licensed Marks.

11. Intellectual Property Obligations of Cabello

Cabello shall assist HER in prosecuting and maintaining the Intellectual Property Rights and in filing, prosecuting and maintaining all trademark registrations and registration applications for the Licensed Marks as reasonably requested by HER.

12. Additional Intellectual Property Rights of the Parties

If HER fails to prosecute or maintain any of the Intellectual Property Rights in United States, or to file, prosecute or maintain any registration or registration application for a Licensed Mark in United States, Cabello shall have the right, but not the obligation, to prosecute or maintain such Intellectual Property Rights, or to file, prosecute or maintain such registration or registration application, in each case on behalf of and in the Cabello of HER. In such event, HER shall execute and deliver to Cabello all such instruments and other documents and shall take such other actions as may be necessary or reasonably requested by Cabello in connection therewith. All costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Cabello in connection with exercising its rights under this Section shall be creditable in full in favor of Cabello.

13. Conditions Subsequent to HER’s Obligations. HER remains responsible to Cabello on an on-going basis to:

a) Maintain the Intellectual Property, Assets and Interests as proprietary information.

b) To designate key employees to manage the Intellectual Property, Assets and Interests being acquired.

c) To hold these designated employees to a high standard or confidentiality.

d) To establish an agreement with these designed employees not to transfer any information they receive to any outside source or unauthorized third parties.

e) Maintain the website(s), which includes all Intellectual Property and any advancements/enhancements to the Intellectual Property, continue to create marketing strategies, on-line presence, key words.

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Exhibit 10.19

14. Conditions Subsequent to Cabello’s Obligations. Cabello remains responsible to HER on an on-going basis to:

a) Make improvements/enhancements to the Assets and Interests.

b) Develop new marketing techniques, new websites, and new strategies.

c) Train any and all designated employees of the Company to operate the Assets and Interests and Intellectual Property effectively.

d) Work in the best interest of HER and cooperate with management.

e) To maintain that there are no material adverse changes in the manner of operation of the Cabello’s business operations or changes to the Assets and Interests.

15. Infringements

Each party shall promptly give written notice to the other parties of any infringement or unauthorized use, or suspected infringement or unauthorized use, of any of the Intellectual Properties supra, by a third party (each, an “Infringement”).

a) Actions by HER. HER shall have the right, but not the obligation, to secure cessation of each Infringement by instituting suit against the Person engaged in the Infringement (the “Infringer”) in HER’s own Cabello (or, if required by law, in its, Cabello’s), and/or by entering into a settlement agreement with the Infringer. Recoveries obtained by HER in any such action shall be retained solely by HER; provided, however, that amounts recovered by HER as compensation for lost profits shall be treated as Gross Revenues. Each such action shall be at HER’s own expense; of its out-of-pocket expenses, including reasonable attorneys’ fees, incurred in prosecuting and/or settling any suit against an Infringer.

b) United States. HER is not responsible or liable for defending any infringement actions outside of United States. This is the responsibility of Cabello.

c) Actions by Cabello. If, within six months of learning of an Infringement, HER has not (i) entered into any settlement with the Infringer; (ii) otherwise caused the Infringer to cease the Infringement, (iii) instituted a suit against the Infringer to bring an end to the Infringement, then Cabello shall have the right, but not the obligation, to take responsibility for ending the Infringement. In such event, Cabello shall not impose any obligations or restrictions on HER, or grant any rights to the Intellectual Property that are inconsistent with HER’s rights hereunder, without HER’s prior written consent.

16. Indemnification and Survival. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. Cabello hereby agrees to indemnify and hold HER, it successors, and assigns harmless from and against any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Cabello under this Agreement. HER hereby agrees to indemnify and hold Cabello, it successors, and assigns harmless from and against any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of HER under this Agreement.

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Exhibit 10.19

17. Closing. This Agreement shall be closed on or before December 1, 2016, or at such other time at such place that the parties may agree to in writing. If Closing has not occurred on or prior to that time, then any party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.

a) At the Closing and coincidentally with the performance by HER of its obligations described herein, Cabello shall deliver to HER the following:

i. A Bill of Sale for the Assets and all documents necessary to transfer any titles to any asset purchased.

ii. All other documents called for in this Agreement and such other documents that HER and its counsel may reasonably require.

b) At the Closing and coincidentally with the performance by Cabello of its obligations described herein, HER shall deliver to Cabello the following:

i. 15,000,000 Common Shares and 10,000,000 Callable Preferred Shares or a copy of instructions to HER’s transfer agent instructing it to issue the aforementioned Shares.

ii. All other documents called for in this Agreement and such other documents that Cabello and its counsel may reasonably require.

18. Governing Law. This Agreement and any matters arising out of or related to this Agreement will be governed by the laws of the State of Nevada. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be in Nevada.

19. Entire Agreement. This Agreement contains the entire agreement among the parties, and supersedes all prior agreements, representations and understandings of the parties, relating to the subject matter of this Agreement.

20. Further Actions. Each party agrees that after the delivery of this Agreement it or he will execute and deliver such further documents and do such further acts and things as another party may reasonably request in order to carry out the terms of this Agreement.

21. Amendment. No supplement to or amendment of this Agreement will be binding unless executed in writing by Cabello and HER.

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Exhibit 10.19

22. Successors and Assigns. This Agreement will be binding on, and will inure to the benefit of, the parties and their respective successors and assigns, and shall not confer any rights or remedies on any other Persons.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed a valid, original agreement, but all of which together will constitute one and the same instrument.

24. Severability. If any provision of this Agreement or its application to any Person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement will be interpreted so as best reasonably to effect the intent of the parties.

25. Attorney Fees. Each party will pay its or his own legal fees and other expenses in connection with the preparation of this Agreement and the sale of Assets in accordance with this Agreement. However, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because or arising out of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled.

26. Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand, by overnight courier, or fax, or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid.

27. Waivers. Any provision of this Agreement may be waived at anytime by the party entitled to the benefit thereof by a written instrument executed by the party or by a duly authorized officer of the party. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

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Exhibit 10.19

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have set their hands this 11th day of April 2017.

Buyer:	Her Imports.

Barry Hall
Title: Chief Executive Officer

Seller:	Cabello Real

Mark Gunter Nierada Title: Trustee

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Exhibit 10.19

Bill of Sale

THIS BILL OF SALE made between the Cabello Real, a (the “Seller”) and EZJR, Inc., a Nevada corporation (the “Buyer”).

RECITALS

EZJR has entered into a separate Asset Share Purchase and Business Agreement to purchase all the United States rights to acquire the Assets and Interests in Her Imports from Cabello in exchange for 15,000,000 Common Shares and 10,000,000 shares of EZJR’s Callable Preferred Stock. See attached Exhibit A (List of Assets).

WHEREAS the Seller wishes to sell and the Buyer wishes to buy all the United States rights to acquire the Assets and Interests in Her Imports from the Seller for the consideration of 15,000,000 Common Shares and 10,000,000 shares of EZJR’s Callable Preferred Stock, on the terms and conditions set forth below:

NOW THEREFORE THIS BILL OF SALE witnesses that for good and valuable consideration now paid by the Buyer to the Seller at or before the execution and delivery of this Bill of Sale (the receipt and sufficiency of which is acknowledged), the Seller grants, bargains, sells, assigns, transfers, conveys and sets over to the Buyer the Assets, upon and subject to the following terms and conditions:

1.	The Seller covenants, warrants and represents that:

(a)	the Seller has verified the Assets and Interests and has good and marketable title to the Assets and Interests, free and clear of any mortgage, charge, security interest, lien, claim, charge or other encumbrance of any nature or kind whatsoever;

(b)	the Seller has the authority to sell the Assets to the Buyer;

(c)	the Buyer shall, immediately after execution and delivery of this Bill of Sale, have quiet and peaceful possession and enjoyment of the Assets for its own use and benefit without any manner of hindrance, interruption, molestation, claim or demand whatsoever of, from or by the Seller or any person;

(d)	the Seller will, from time to time and at all times hereafter, on every reasonable request of the Buyer, make, do and execute or cause to be made, done and executed all further acts, or assurances as may be reasonably required by the Buyer for more effectually and completely vesting in the Buyer the Assets;

(e)	to indemnify and save harmless the Buyer from all costs, damages, expenses and other losses resulting or arising from the breach or untruth of any covenant, warranty or representation made or given by the Seller hereunder.

2.	This Bill of Sale shall survive to the benefit of the successors and assigns of the Buyer.

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Exhibit 10.19

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale as of the date first above mentioned.

Her Imports	Cabello Real

Barry Hall	Mark Gunter Nierada
Chief Executive Officer	Title: Trustee

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Exhibit 10.19

Exhibit A

Assets to be transferred to EZJR

Her Imports Trademark
The following Assets and Interests not currently owned by EZJR related to US operations:

All videos
Website designs
All eCommerce accounts not currently owned by EZJR
Advertising copy
All other digital content
Instagram accounts
Facebook accounts
Customer lists
Store fixed assets
Store leases
Her Imports trademark
Customer lists including email and cell phone #’s
All accounts related to security of stores including Nest Cam accounts
Employee records
Contact information for vendors, celebrity endorsers service provider
Contact information for all stylists and other affiliates

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